Exhibit 99.1
TRI POINTE HOMES, INC. REPORTS 2020 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Highlights
-Diluted Earnings Per Share of $0.92-
-Homebuilding Gross Margin Percentage of 23.2%-
-Net New Home Orders up 14% Year-Over-Year-
-Backlog Dollar Value of $1.9 Billion, up 69% Year-Over-Year-

INCLINE VILLAGE, Nev., February 18, 2021 / Business Wire / – Tri Pointe Homes, Inc. (the “Company”) (NYSE: TPH) today announced results for the fourth quarter ended December 31, 2020 and full year 2020.
“Tri Pointe Homes finished the year on a strong note in the fourth quarter of 2020, highlighted by year-over-year order growth of 14% on a 38% improvement in order pace, homebuilding gross margin expansion of 130 basis points to 23.2% and a unit backlog increase of 69% as compared to last year,” said Tri Pointe Homes Chief Executive Officer Doug Bauer. “These results are reflective of a housing market that continues to exhibit strong momentum and our operational focus that seeks to capitalize on these trends.”
Mr. Bauer continued, “Tri Pointe enters 2021 on a solid foundation, with $1.2 billion in total liquidity, $621 million in cash, a debt-to-capital ratio of 37.6% and a net-debt-to-net capital ratio of 24.4%*. We believe this financial strength puts us in an excellent position to continue expanding our operations with an eye towards generating strong stockholder returns. Our main focus remains on this as we move forward and anticipate continued headway in 2021.”
Mr. Bauer concluded, “Given the current market dynamics, it is clear that there is a critical long-term need for additional housing supply in this country. Existing home inventory remains at historically low levels while demand is being driven by, among other things, powerful demographic forces and changes to how we live as a result of the COVID-19 pandemic. We believe these positive tailwinds will remain in place for the foreseeable future, providing our industry and our company with a very bright outlook.”
Results and Operational Data for Fourth Quarter 2020 and Comparisons to Fourth Quarter 2019
•Net income was $115.1 million, or $0.92 per diluted share, compared to $118.0 million, or $0.85 per diluted share
•Home sales revenue for the quarter was $1.0 billion, a decrease of 8%
◦New home deliveries of 1,633 homes compared to 1,795 homes, a decrease of 9%
◦Average sales price of homes delivered of $640,000 compared to $634,000, an increase of 1%
•Homebuilding gross margin percentage was 23.2% compared to 21.9%, an increase of 130 basis points
◦Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 26.3%*
•Selling, general and administrative (“SG&A”) expense as a percentage of homes sales revenue of 9.9% compared to 9.2%, an increase of 70 basis points
•Net new home orders of 1,409 compared to 1,235, an increase of 14%
•Active selling communities averaged 117.5 compared to 142.8, a decrease of 18%
◦Net new home orders per average selling community increased by 38% to 12.0 orders (4.0 monthly) compared to 8.6 orders (2.9 monthly)
◦Cancellation rate of 10% compared to 14%
•Backlog units at quarter end of 2,964 homes compared to 1,752, an increase of 69%
◦Dollar value of backlog at quarter end of $1.9 billion compared to $1.1 billion, an increase of 69%
◦Average sales price in backlog at quarter end remained flat at $647,000 compared to $648,000

•Ratios of debt-to-capital and net debt-to-net capital of 37.6% and 24.4%*, respectively, as of December 31, 2020
•Repurchased 4,962,823 shares of common stock at an average price of $17.53 for an aggregate dollar amount of $87.0 million in the three months ended December 31, 2020
•Ended fourth quarter of 2020 with total liquidity of $1.2 billion, including cash of $621.3 million and $535.9 million of availability under the Company’s unsecured revolving credit facility
*    See “Reconciliation of Non-GAAP Financial Measures”
Results and Operational Data for Full Year 2020 and Comparisons to Full Year 2019
•Net income available to was $282.2 million, or $2.17 per diluted share, compared to $207.2 million, or $1.47 per diluted share
•Home sales revenue of $3.2 billion compared to $3.1 billion, an increase of 5%
◦New home deliveries of 5,123 homes compared to 4,921 homes, an increase of 4%
◦Average sales price of homes delivered of $631,000 compared to $624,000, an increase of 1%
•Homebuilding gross margin percentage of 22.0% compared to 19.8%, an increase of 220 basis points
◦Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 25.0%*
•SG&A expense as a percentage of homes sales revenue of 10.8% compared to 11.5%, a decrease of 70 basis points
•Net new home orders of 6,335 compared to 5,338, an increase of 19%
•Active selling communities averaged 133.2 compared to 145.7, a decrease of 9%
◦Net new home orders per average selling community increased by 29% to 47.6 orders (4.0 monthly) compared to 36.6 orders (3.1 monthly)
◦Cancellation rate of 13% compared to 15%, a decrease of 200 basis points
•Repurchased 15,163,477 shares of common stock at an average price of $16.53 for an aggregate dollar amount of $250.7 million in the full year ended December 31, 2020

*    See “Reconciliation of Non-GAAP Financial Measures”
“2020 was a challenging year and I would like to thank the Tri Pointe Homes team for their commitment, tenacity, and ingenuity in making this a record year for our company,” said Tri Pointe Homes President and Chief Operating Officer Tom Mitchell. “Our success was driven by a combination of positive industry factors, well-located communities and innovative new home designs. The accelerated demand allowed us to increase prices at a majority of our communities and stay ahead of the cost pressures we are experiencing as an industry. I am very excited about the successful implementation of our one unified brand – Tri Pointe Homes. With an increased emphasis on affordability and the growth of our early-stage divisions I am very optimistic that 2021 will be another strong year for our company.”
Outlook
There remains uncertainty regarding COVID-19 and future developments, including the duration and severity of the outbreak, as well as the related short-term and long-term impacts on the economy. The following outlook is based on the Company’s backlog as of December 31, 2020, current market dynamics and management’s estimates. Actual results could differ due to, among other things, the effects of the COVID-19 pandemic.
For the first quarter of 2021, the Company anticipates delivering between 1,100 and 1,200 homes at an average sales price between $625,000 and $635,000. The Company expects its homebuilding gross margin percentage to be in the range of 21.5% to 22.5% for the first quarter of 2021 and anticipates its SG&A expense as a percentage of home sales revenue will be in the range of 12.0% to 12.5%. Lastly, the Company expects its effective tax rate for the first quarter of 2021 to be approximately 25%.

For the full year, the Company expects to open approximately 70 new communities and end the year with between 125 and 135 active selling communities. In addition, the Company anticipates delivering between 5,700 and 6,000 homes at an average sales price between $600,000 and $610,000. The Company expects homebuilding gross margin percentage to be in the range of 21.0% to 22.0% for the full year and anticipates its SG&A expense as a percentage of homes sales revenue will be in the range of 10.0% to 10.5%. Finally, the Company expects its effective tax rate for the full year to be approximately 25%.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) on Thursday, February 18, 2021.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Glenn Keeler, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Events & Presentations heading in the Investors section of the Company’s website at www.TriPointeHomes.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software. The call can also be accessed toll free at (877) 407-3982, or (201) 493-6780 for international participants. Participants should ask for the Tri Pointe Homes Fourth Quarter 2020 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the call. A replay of the call will be available for two weeks following the call toll free at (844) 512-2921, or (412) 317-6671 for international participants, using the reference number 13714650. An archive of the webcast will also be available on the Company’s website for a limited time.
About Tri Pointe Homes, Inc.
One of the largest homebuilders in the U.S., Tri Pointe Homes® (NYSE: TPH) is a publicly traded company and a recognized leader in customer experience, innovative design, and environmentally responsible business practices. The company builds premium homes and communities in 10 states, with deep ties to the communities it serves—some for as long as a century. Tri Pointe Homes combines the financial resources, technology platforms and proven leadership of a national organization with the regional insights, longstanding community connections and agility of empowered local teams. Tri Pointe has won multiple Builder of the Year awards, most recently in 2019, and made Fortune magazine’s 2017 100 Fastest-Growing Companies list. The company was also named one of the Best Places to Work by the Orange County Business Journal for four consecutive years. For more information, please visit TriPointeHomes.com.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending. Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effects of the ongoing COVID-19 pandemic, which are highly uncertain and subject to rapid change, cannot be predicted and will depend upon future developments, including the emergence and spread of new strains or variants of COVID-19, the severity and the duration of the outbreak, the duration of existing and future social distancing and shelter-in-place orders, further mitigation strategies taken by applicable government authorities, the availability and acceptance of effective vaccines, adequate testing and treatments and the prevalence of widespread immunity to COVID-19; the impacts on our supply chain, the health of our employees, service providers and trade partners, and the reactions of U.S. and global markets and their effects on consumer confidence and spending; the effects of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such parcels; access to adequate capital on acceptable terms; geographic concentration of our operations, particularly within California; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; raw material and labor prices and availability; oil and other energy prices; the effects of U.S. trade policies, including the imposition of tariffs and duties on homebuilding products and retaliatory measures taken by other countries; the effects of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; the risk of loss from acts of war, terrorism, civil unrest or outbreaks of contagious diseases, such as COVID-19; transportation costs; federal and state tax policies; the effects of land use, environment and other governmental laws and regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our homebuyers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:	Media Contact:

Drew Mackintosh, Mackintosh Investor Relations	Carol Ruiz, cruiz@newgroundco.com, 310-437-0045
InvestorRelations@TriPointeHomes.com, 949-478-8696

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	Change	% Change	2020	2019	Change	% Change
Operating Data:
Home sales revenue	$1,045,020	$1,138,265	$(93,245)	(8)%	$3,232,836	$3,069,375	$163,461	5%
Homebuilding gross margin	$242,002	$249,404	$(7,402)	(3)%	$712,046	$606,667	$105,379	17%
Homebuilding gross margin %	23.2%	21.9%	1.3%		22.0%	19.8%	2.2%
Adjusted homebuilding gross margin %*	26.3%	26.2%	0.1%		25.0%	23.2%	1.8%
SG&A expense	$103,155	$104,219	$(1,064)	(1)%	$349,414	$352,309	$(2,895)	(1)%
SG&A expense as a % of home sales revenue	9.9%	9.2%	0.7%		10.8%	11.5%	(0.7)%
Net income	$115,114	$117,993	$(2,879)	(2)%	$282,207	$207,187	$75,020	36%
Adjusted EBITDA*	$203,396	$213,528	$(10,132)	(5)%	$532,915	$420,899	$112,016	27%
Interest incurred	$20,450	$21,951	$(1,501)	(7)%	$83,120	$89,691	$(6,571)	(7)%
Interest in cost of home sales	$31,013	$30,065	$948	3%	$93,131	$81,567	$11,564	14%

Other Data:
Net new home orders	1,409	1,235	174	14%	6,335	5,338	997	19%
New homes delivered	1,633	1,795	(162)	(9)%	5,123	4,921	202	4%
Average selling price of homes delivered	$640	$634	$6	1%	$631	$624	$7	1%
Cancellation rate	10%	14%	(4)%		13%	15%	(2)%
Average selling communities	117.5	142.8	(25.3)	(18)%	133.2	145.7	(12.5)	(9)%
Selling communities at end of period	112	137	(25)	(18)%
Backlog (estimated dollar value)	$1,916,664	$1,136,163	$780,501	69%
Backlog (homes)	2,964	1,752	1,212	69%
Average selling price in backlog	$647	$648	$(1)	0%

	December 31, 2020	December 31, 2019	Change
Balance Sheet Data:
Cash and cash equivalents	$621,295	$329,011	$292,284
Real estate inventories	$2,910,142	$3,065,436	$(155,294)
Lots owned or controlled	35,641	30,029	5,612
Homes under construction (1)	3,044	2,269	775
Homes completed, unsold	68	343	(275)
Total debt, net	$1,343,001	$1,283,985	$59,016
Stockholders' equity	$2,232,537	$2,186,530	$46,007
Book capitalization	$3,575,538	$3,470,515	$105,023
Ratio of debt-to-capital	37.6%	37.0%	0.6%
Ratio of net debt-to-net-capital*	24.4%	30.4%	(6.0)%
_____________________________________
(1)     Homes under construction included 86 and 78 models at December 31, 2020 and December 31, 2019, respectively.
*    See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2020	December 31, 2019
Assets	(unaudited)
Cash and cash equivalents	$621,295	$329,011
Receivables	63,551	69,276
Real estate inventories	2,910,142	3,065,436
Investments in unconsolidated entities	75,056	11,745
Goodwill and other intangible assets, net	158,529	159,893
Deferred tax assets, net	47,525	49,904
Other assets	145,882	173,425
Total assets	$4,021,980	$3,858,690

Liabilities
Accounts payable	$79,690	$66,120
Accrued expenses and other liabilities	366,740	322,043
Loans payable	258,979	250,000
Senior notes	1,084,022	1,033,985
Total liabilities	1,789,431	1,672,148

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 121,882,778 and 136,149,633 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	1,219	1,361
Additional paid-in capital	345,137	581,195
Retained earnings	1,886,181	1,603,974
Total stockholders' equity	2,232,537	2,186,530
Noncontrolling interests	12	12
Total equity	2,232,549	2,186,542
Total liabilities and equity	$4,021,980	$3,858,690

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Homebuilding:
Home sales revenue	$1,045,020	$1,138,265	$3,232,836	$3,069,375
Land and lot sales revenue	12,470	357	15,932	7,176
Other operations revenue	642	617	2,542	2,470
Total revenues	1,058,132	1,139,239	3,251,310	3,079,021
Cost of home sales	803,018	888,861	2,520,790	2,462,708
Cost of land and lot sales	2,653	159	6,443	7,711
Other operations expense	624	608	2,496	2,434
Sales and marketing	50,565	61,260	183,110	195,148
General and administrative	52,590	42,959	166,304	157,161
Restructuring charges	58	—	5,661	—
Homebuilding income from operations	148,624	145,392	366,506	253,859
Equity in income (loss) of unconsolidated entities	95	(19)	162	(52)
Other income (expense), net	97	138	(8,978)	6,857
Homebuilding income before income taxes	148,816	145,511	357,690	260,664
Financial Services:
Revenues	2,695	2,035	9,137	3,994
Expenses	1,417	1,122	5,115	2,887
Equity in income of unconsolidated entities	3,904	4,455	11,665	9,316
Financial services income before income taxes	5,182	5,368	15,687	10,423
Income before income taxes	153,998	150,879	373,377	271,087
Provision for income taxes	(38,884)	(32,886)	(91,170)	(63,900)
Net income	$115,114	$117,993	$282,207	$207,187
Earnings per share
Basic	$0.93	$0.85	$2.18	$1.47
Diluted	$0.92	$0.85	$2.17	$1.47
Weighted average shares outstanding
Basic	123,944,552	138,245,130	129,368,964	140,851,444
Diluted	124,815,177	139,219,179	129,951,161	141,394,227

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay	189	$601	212	$503	664	$553	530	$515
Pardee Homes	626	634	647	696	1,613	662	1,675	658
Quadrant Homes	116	973	90	853	286	928	257	933
Trendmaker Homes	212	441	254	459	910	459	882	461
Tri Pointe Homes	343	707	414	671	1,153	703	1,163	685
Winchester Homes	147	582	178	621	497	613	414	609
Total	1,633	$640	1,795	$634	5,123	$631	4,921	$624

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Arizona	189	$601	212	$503	664	$553	530	$515
California	700	687	821	725	2,010	721	2,051	713
Colorado	53	597	63	569	219	594	278	565
Maryland	108	523	117	489	336	553	289	491
Nevada	204	602	177	548	525	561	509	550
North Carolina	7	363	—	—	7	363	—	—
South Carolina	5	325	—	—	5	325	—	—
Texas	212	441	254	459	910	459	882	461
Virginia	39	747	61	875	161	739	125	880
Washington	116	973	90	853	286	928	257	933
Total	1,633	$640	1,795	$634	5,123	$631	4,921	$624

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay	167	15.8	138	14.0	813	16.9	709	13.8
Pardee Homes	391	36.5	354	41.8	1,985	40.1	1,733	43.5
Quadrant Homes	27	5.5	90	6.5	336	7.5	300	6.8
Trendmaker Homes	306	26.0	232	34.7	1,063	29.0	914	37.1
Tri Pointe Homes	364	23.7	292	31.3	1,527	28.1	1,174	30.0
Winchester Homes	154	10.0	129	14.5	611	11.6	508	14.5
Total	1,409	117.5	1,235	142.8	6,335	133.2	5,338	145.7

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Arizona	167	15.8	138	14.0	813	16.9	709	13.8
California	559	40.0	488	53.8	2,716	48.5	2,147	53.7
Colorado	64	4.8	47	5.8	245	4.3	234	6.2
Maryland	86	6.5	90	10.5	420	8.2	345	10.2
Nevada	111	13.7	111	13.5	524	14.8	526	13.5
North Carolina	19	0.7	—	—	19	0.2	—	—
South Carolina	2	1.0	—	—	8	0.3	—	—
Texas	306	26.0	232	34.7	1,063	29.0	914	37.1
Virginia	68	3.5	39	4.0	191	3.5	163	4.4
Washington	27	5.5	90	6.5	336	7.5	300	6.8
Total	1,409	117.5	1,235	142.8	6,335	133.2	5,338	145.7

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of December 31, 2020			As of December 31, 2019
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay	479	$324,410	$677	330	$180,954	$548
Pardee Homes	832	574,613	691	460	336,837	732
Quadrant Homes	139	139,435	1,003	89	79,789	897
Trendmaker Homes	498	232,323	467	345	169,946	493
Tri Pointe Homes	703	453,665	645	329	234,189	712
Winchester Homes	313	192,218	614	199	134,448	676
Total	2,964	$1,916,664	$647	1,752	$1,136,163	$648

	As of December 31, 2020			As of December 31, 2019
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Arizona	479	$324,410	$677	$330	$180,954	$548
California	1,258	855,261	680	552	437,926	793
Colorado	126	71,940	571	100	58,060	581
Maryland	201	113,828	566	117	68,954	589
Nevada	136	95,963	706	137	75,040	548
North Carolina	12	4,274	356	—	—	—
South Carolina	3	840	280	—	—	—
Texas	498	232,323	467	345	169,946	493
Virginia	112	78,390	700	82	65,494	799
Washington	139	139,435	1,003	89	79,789	897
Total	2,964	$1,916,664	$647	1,752	$1,136,163	$648

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	December 31, 2020	December 31, 2019
Lots Owned or Controlled(1):
Maracay	4,128	3,730
Pardee Homes	13,840	13,267
Quadrant Homes	964	1,103
Trendmaker Homes	6,985	4,034
Tri Pointe Homes	7,833	6,170
Winchester Homes	1,891	1,725
Total	35,641	30,029

	December 31, 2020	December 31, 2019
Lots Owned or Controlled(1):
Arizona	4,128	3,730
California	15,040	14,677
Colorado	1,080	1,033
Maryland	892	1,140
Nevada	2,639	2,026
North Carolina	2,808	1,590
South Carolina	106	111
Texas	6,985	4,034
Virginia	999	585
Washington	964	1,103
Total	35,641	30,029

	December 31, 2020	December 31, 2019
Lots by Ownership Type:
Lots owned	22,620	22,845
Lots controlled (1)	13,021	7,184
Total	35,641	30,029
__________
(1)    As of December 31, 2020 and December 31, 2019, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP financial measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage and non-cash impairments and lot option abandonments have on homebuilding gross margin and permits investors to make better comparisons with our competitors, who may adjust gross margins in a similar fashion.

	Three Months Ended December 31,
	2020	%	2019	%
	(dollars in thousands)
Home sales revenue	$1,045,020	100.0%	$1,138,265	100.0%
Cost of home sales	803,018	76.8%	888,861	78.1%
Homebuilding gross margin	242,002	23.2%	249,404	21.9%
Add: interest in cost of home sales	31,013	3.0%	30,065	2.6%
Add: impairments and lot option abandonments	1,960	0.2%	18,356	1.6%
Adjusted homebuilding gross margin	$274,975	26.3%	$297,825	26.1%
Homebuilding gross margin percentage	23.2%		21.9%
Adjusted homebuilding gross margin percentage	26.3%		26.2%

	Year Ended December 31,
	2020	%	2019	%
	(dollars in thousands)
Home sales revenue	$3,232,836	100.0%	$3,069,375	100.0%
Cost of home sales	2,520,790	78.0%	2,462,708	80.2%
Homebuilding gross margin	712,046	22.0%	606,667	19.8%
Add: interest in cost of home sales	93,131	2.9%	81,567	2.7%
Add: impairments and lot option abandonments	4,004	0.1%	24,875	0.8%
Adjusted homebuilding gross margin	$809,181	25.0%	$713,109	23.2%
Homebuilding gross margin percentage	22.0%		19.8%
Adjusted homebuilding gross margin percentage	25.0%		23.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31, 2020	December 31, 2019
Loans payable	$258,979	$250,000
Senior notes	1,084,022	1,033,985
Total debt	1,343,001	1,283,985
Stockholders’ equity	2,232,537	2,186,530
Total capital	$3,575,538	$3,470,515
Ratio of debt-to-capital(1)	37.6%	37.0%

Total debt	$1,343,001	$1,283,985
Less: Cash and cash equivalents	(621,295)	(329,011)
Net debt	721,706	954,974
Stockholders’ equity	2,232,537	2,186,530
Net capital	$2,954,243	$3,141,504
Ratio of net debt-to-net capital(2)	24.4%	30.4%
__________
(1)    The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)    The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP. EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation, (f) real estate inventory impairments and lot option abandonments, (g) early loan termination costs and (h) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Net income available to common stockholders	$115,114	$117,993	$282,207	$207,187
Interest expense:
Interest incurred	20,450	21,951	83,120	89,691
Interest capitalized	(20,450)	(21,951)	(83,120)	(89,691)
Amortization of interest in cost of sales	31,082	30,061	93,248	81,735
Provision for income taxes	38,884	32,886	91,170	63,900
Depreciation and amortization	10,301	10,040	29,497	28,396
EBITDA	195,381	190,980	496,122	381,218
Amortization of stock-based compensation	5,997	4,192	16,885	14,806
Real estate inventory impairments and lot option abandonments	1,960	18,356	4,004	24,875
Early loan termination costs	—	—	10,243	—
Restructuring charges	58	—	5,661	—
Adjusted EBITDA	$203,396	$213,528	$532,915	$420,899

 RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

 The following table contains information about our operating results reflecting certain adjustments to income before income taxes, provision for income taxes, net income, net income available to common stockholders and earnings per share (diluted). We believe reflecting these adjustments is useful to investors in understanding our recurring operations by eliminating the varying effects of certain non-routine events, and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.

	Three Months Ended December 31, 2020			Year Ended December 31, 2020
	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted
	(in thousands, except per share amounts)
Income before income taxes	$153,998	$58	$154,056	$373,377	$15,904	$389,281
Provision for income taxes	(38,884)	(15)	(38,899)	(91,170)	(3,881)	(95,051)
Net income	$115,114	$43	$115,157	$282,207	$12,023	$294,230
Earnings per share
Diluted	$0.92		$0.92	$2.17		$2.26
Weighted average shares outstanding
Diluted	124,815		124,815	129,951		129,951

Effective tax rate	25.2%		25.2%	24.4%		24.4%
_________
(1)Includes (i) a $10.2 million charge for the year ended December 31, 2020 related to the early extinguishment of a portion of our 4.875% Senior Notes due 2021, which is included in other income (expense), net on our consolidated statements of operations, and (ii) $58,000 and $5.7 million charges for the three months and full year ended December 31, 2020, respectively, related to restructuring charges stemming from a workforce reduction plan.
(2)Includes a tax adjustment to reflect the higher pretax earnings associated with the aforementioned adjustments.